Exhibit 99.1

BG Medicine Reports Fourth Quarter and Full Year 2012 Financial Results and Provides 2013 Outlook

Fourth Quarter and Full Year BGM Galectin-3 Test Sales Grow Significantly

•	Q4 Revenues nearly triple from Q4 2011

•	Product margins increase 10% from Q4 2011

•	January 2013 $12.8 million public offering supplements Q4 2012 cash of $13.2 million

•	bioMérieux obtains CE mark for VIDAS Galectin-3 test

•	CardioSCORE CE mark obtained

Waltham, Mass., March 13, 2013 – BG Medicine, Inc. (NASDAQ: BGMD), a diagnostics company focused on the development and commercialization of novel cardiovascular tests, today reported financial results for the fourth quarter and full year ended December 31, 2012 and provided an update on its progress in expanding the commercial adoption of its innovative diagnostic tests for cardiovascular disease.

Product revenue from the BGM Galectin-3® test was $1.0 million in the fourth quarter of 2012, compared to $0.3 million in the same period in 2011. Total revenues increased to $1.1 million in the fourth quarter of 2012 compared to $0.4 million in the same period in 2011. Product margin was 70% in the fourth quarter of 2012, up from 60% in the fourth quarter of 2011.

Net loss for the quarter was $2.9 million compared with a loss of $4.7 million in the fourth quarter of 2011. The $1.8 million year over year decrease results primarily from an adjustment of accrued R&D expenses.

Basic and diluted net loss per share attributable to common shareholders was $0.14 in the fourth quarter of 2012, compared with basic and diluted net loss per share of $0.23 for the same period of 2011.

At December 31, 2012, the Company had cash and cash equivalents totaling approximately $13.2 million. In January 2013, the Company closed a public offering of 6,900,000 shares of common stock, netting proceeds of approximately $12.8 million, after offering expenses and underwriting discounts and also entered into a $12 million common stock purchase agreement with Aspire Capital Fund, LLC.

“We are pleased with the success we had in the fourth quarter of 2012 in re-aligning our strategy and commercial organization to better drive sales of the BGM Galectin-3 test as a critical tool in the assessment of heart failure disease,” said Eric Bouvier, president and chief executive officer of BG Medicine. “With a number of important growth drivers in place for 2013, we are well-positioned to build on this growth in the months and years ahead.”

Financial Results for the Full Year Ended December 31, 2012

Product revenue from the BGM Galectin-3 test was $2.6 million for the full year ended December 2012, compared to $0.5 million in the same period in 2011. Service revenue from collaborations decreased to $0.2 million for the full year ended December 31, 2012 from $1.2 million in the corresponding period in 2011 as the HRP initiative nears completion. Total revenues for the full year ended December 31, 2012 was $2.8 million compared to $1.6 million in the same period in 2011. Product margin was 67% in 2012, up from 62% in 2011.

Net loss was $23.8 million for the full year ended December 31, 2012, compared with $17.6 million during the same period of 2011. The $6.2 million year over year increase results primarily from an increase in sales and marketing expenses, due to market development and commercialization activities for the BGM Galectin-3 test in the U.S. and European markets and from an increase in general and administrative expenses, mainly from personnel related costs, legal and regulatory expenses and public company related expenses.

Basic and diluted net loss per share attributable to common shareholders was $1.18 for 2012, compared with basic and diluted net loss per share of $1.00 for 2011.

Cash used in operations was $21.3 million during 2012 compared to $15.0 million during 2011.

2013 Outlook

“The substantial progress we made in 2012 has positioned us to drive commercial growth in 2013 and beyond,” Bouvier continued. “Galectin-3 test sales are expected to benefit due to the increase in the number of specialized and regional lab providers with which we have partnered from three to seven, the US sales force targeting customers focused on reducing hospital readmissions in light of recently imposed Medicare penalties and the anticipated continued commercial progress of our IVD partners, bioMerieux and Abbott, in Europe. We also expect to launch the CardioSCORE test in Europe during the first half of 2013 through specialty lab partners, and expect to complete the medical review of data from the BioImage study, which will then guide our regulatory and commercial strategy for CardioSCORE in the U.S.”

Recent Business Highlights

CardioSCORE Test

•

In December 2012, BG obtained a CE Mark for the CardioSCORE test, enabling the Company to market the test in Europe and other countries that recognize the CE Mark. The company expects to begin commercial activities in Europe for CardioSCORE in the first quarter of this year.

BGM Galectin-3 Test

•

In January 2013, bioMérieux obtained a CE Mark in Europe for an automated version of the BGM Galectin-3 test and launched its VIDAS® Gal-3 test in Europe and in certain other territories that recognize the CE Mark. bioMérieux is offering the VIDAS® Gal-3 test through its VIDAS® immunoassay platform, which is comprised of a broad CE-Marked installed base of instruments throughout Europe and in other countries that recognize CE Mark.

•

In February 2013, we announced that two studies, comprising over 3,300 subjects, were published in two leading clinical journals that affirmed the clinical significance of repeat testing of galectin-3 in blood using the BGM Galectin-3 assay for patients with chronic heart failure. The results published reveal that changes in galectin-3 levels, over a time frame of 3 to 6 months are of significant clinical importance when they occur. These consistent findings in over 3,300 subjects across three distinct cohorts suggest that periodic testing of galectin-3 in patients with heart failure is useful for identifying patients in whom disease progression is advancing and whose clinical risk profile is changing. Full details are available here: http://investor.bg-medicine.com/releasedetail.cfm?ReleaseID=745705.

•

As previously announced, the BGM Galectin-3 test obtained an analyte-specific CPT code, 82777, in late 2012 for Medicare reimbursement purposes. In addition, we believe several managed care providers, which cover 75% of the US population, are also reimbursing for the BGM Galectin-3 test. We also believe these managed care providers and Medicare collectively represent approximately 140 million covered lives.

•	Two 510(k) filings were withdrawn or expired prior to FDA’s response deadline because complete responses could not be submitted in time to meet the FDA’s deadline dates:

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Fujirebio, who is developing the ARCHITECT Galectin-3 test (an automated version of the BGM Galectin-3 test) for Abbott withdrew its 510(k). A new 510(k) application is expected to be filed in the second half of 2013 that will address the FDA’s questions and comments.

•

BG allowed its 510(k) for the BGM Galectin-3 test for the assessment of risk of developing new-onset heart failure (second indication for the BGM Galetin-3 test) to expire. The Company is currently evaluating options for submitting a new 510(k) that will address the FDA’s questions and comments.

Conference call and web cast

The Company will host a conference call and webcast today beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com.

A replay of the call will be available approximately one hour following the end of the call through March 15, 2013. The replay may be accessed by dialing (855) 859-2056 within the U.S. and Canada or (404) 537-3406 from international locations, conference ID #15127201. The call will be archived and accessible on the Web site for approximately 30 days.

Listeners are encouraged to login at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD) is a diagnostics company focused on the development and commercialization of novel cardiovascular tests to address significant unmet medical needs, improve patient outcomes and reduce healthcare costs. The Company has two products: the BGM Galectin-3® test for use in patients with chronic heart failure is available in the United States and Europe; and the CardioSCORE™ test for the risk prediction of major cardiovascular events will be launched in Europe in the first half of 2013. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com. The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10352

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: our progress toward the commercialization of our products and expectations regarding our revised commercial strategy; our progress in preparing for the launch of the automated versions of our galectin-3 test by our partners; our expectations regarding the timing of the launch of automated versions for our galectin-3 test in Europe; our expectations regarding our automated platform partners plans and timing for filing 510(k)’s for their automated versions of the galectin-3 test; our plans regarding a label extension and second indication for our galectin-3 test; our expectations for our business operations and outlook; our beliefs regarding the importance of our galectin-3 test to heart failure patients; and our expectations regarding the timing of the launch of CardioSCORE in Europe. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our estimates of future performance, including the expected timing of the launch of our products; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing our clients; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our ability to successfully obtain sufficient supplies of samples for our biomarker discovery and development efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to recruit, hire and retain qualified personnel; and the limited public float and trading volume for our common stock and volatility in our stock price; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011, and as amended and restated in our Final Prospectus Supplement dated January 25, 2013, each filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

Contact:

Chuck Abdalian

EVP & Chief Financial Officer

(781) 434-0210

BG Medicine, Inc. and Subsidiary

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(in thousands, except share and per share data)
	(unaudited)

Revenues:
Product revenue	$978	$307	$2,570	$451
Service revenue	94	72	245	1,183

Total revenues	1,072	379	2,815	1,634

Costs and operating Expenses (1):
Cost of product revenue	289	124	841	172
Cost of service revenue	(35)	67	116	447
Research and development	(80)	1,988	7,582	7,998
Sales and marketing	2,063	1,605	9,451	5,293
General and administrative	1,440	1,330	7,553	5,209

Total costs and operating expenses	3,677	5,114	25,543	19,119

Loss from operations	(2,605)	(4,735)	(22,728)	(17,485)

Interest income	5	6	22	31
Interest expense	(304)	1	(1,083)	(89)
Other income (expense)	5	(6)	20	(39)

Net loss	(2,899)	(4,734)	(23,769)	(17,582)

Accretion of redeemable convertible preferred stock	—	—	—	(118)

Net loss attributable to common stockholders	$(2,899)	$(4,734)	$(23,769)	$(17,700)

Net loss attributable to common stockholders per share - basic and diluted	$(0.14)	$(0.23)	$(1.18)	$(1.00)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	20,508,587	19,721,852	20,215,956	17,638,139

(1)	Included in operating expenses for the three months ended December 31, 2012 were reversals of accrued expenses totaling $2.4 million, comprised of R&D expenses of $1.5 million and bonus expense of $800,000. These adjustments were partially offset by $700,000 of severance expenses.

Also included in operating expense for the three months ended December 31, 2012 were non-cash charges of $569,000 including $457,000 of stock-based compensation expense and $63,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $672,000 including $578,000 of stock-based compensation expense and $90,000 of depreciation and amortization expenses.

Also included in operating expenses for the full year ended December 31, 2012 were non-cash charges of $2.8 million, including $2.3 million of stock-based compensation expense and $273,000 of depreciation and amortization expenses, compared with non-cash charges for the same period in 2011 of $2.4 million, including $1.9 million of stock-based compensation expense and $420,000 of depreciation and amortization expenses.

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	As of December 31, 2012	As of December 31, 2011
	(in thousands)
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,786	$23,874
Restricted cash	390	565
Accounts receivable	395	115
Inventory	447	212
Prepaid expenses and other current assets	558	550

Total current assets	14,576	25,316

Property and equipment, net	197	301
Intangible assets, net	372	456
Deposits and other assets	96	37

Total assets	$15,241	$26,110

Liabilities and Stockholders’ Equity
Current liabilities
Term loan, current portion	$3,245	$—
Accounts payable	1,110	487
Accrued expenses	3,549	3,348
Deferred revenue and customer deposits	411	1,368

Total current liabilities	8,315	5,203

Term loan, net of current portion	6,612	—
Other liability	5	15
Stockholders’ equity	309	20,892

Total liabilities and stockholders’ equity	$15,241	$26,110

BG Medicine, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

	Full Year Ended December 31,
	2012	2011
	(in thousands)
	(unaudited)

Net cash flows from operating activities	(21,333)	(14,966)

Net cash flows from investing activities	(85)	(93)

Net cash flows from financing activities (1)	10,330	36,508

Net (decrease) increase in cash and cash equivalents	(11,088)	21,449

Cash and cash equivalents, beginning of period	23,874	2,425

Cash and cash equivalents, end of period	$12,786	$23,874

(1)	For the full year ended December 31, 2012, cash flows provided by financing activities include proceeds from the $10.0 million term loan. For the full year ended December 31, 2011, cash flows provided by financing activities include net proceeds of $36.1 million from the initial public offering.